Exhibit 10.1

FORM OF

INDEMNIFICATION AGREEMENT

This Agreement, made and entered into this 1st day of May, 2019 (“Agreement”), by and between iHeartMedia, Inc., a Delaware corporation (“IHM”), and                                  (“Indemnitee”). Certain capitalized terms shall have the meaning ascribed to them in Section 14.

WHEREAS, both IHM and Indemnitee recognize the risk to directors of incurring Losses resulting from, relating to or arising out of their service as directors of public companies;

WHEREAS, IHM’s Certificate of Incorporation requires IHM to indemnify and advance expenses to its directors and officers to the extent provided therein;

WHEREAS, the board of directors of IHM (the “Board”) has determined that enhancing the ability of IHM to attract and retain qualified individuals to serve as directors is in the best interests of IHM and that the Board has determined that it is reasonable, prudent and necessary for IHM to indemnify and advance expenses on behalf of its directors to the fullest extent permitted by law so that such directors will serve or continue to serve IHM free from undue concern regarding the risk of incurring Losses referenced above;

WHEREAS, IHM has requested that Indemnitee serve or continue to serve as a director of IHM and may have requested or may in the future request that Indemnitee serve one or more iHeart Entities as a director or in other capacities;

WHEREAS, Indemnitee is willing to serve or continue to serve as a director of IHM on the condition that Indemnitee be so indemnified; and

WHEREAS, in recognition of the need to provide Indemnitee with substantial protection against Losses, in order to procure Indemnitee’s service or continued service as a director of IHM and to enhance Indemnitee’s ability to serve IHM or one more iHeart Entities in an effective manner, and in order to provide such protection pursuant to express contract rights (intended to be enforceable irrespective of, among other things, any amendment to IHM’s Certificate of Incorporation or By-laws of IHM, any change in the composition of the board of directors of IHM or any change in control or business combination transaction relating to IHM), IHM wishes to provide in this Agreement for the indemnification of, and the advancement of Expenses to, Indemnitee as set forth in this Agreement, and, to the extent insurance is maintained, for the coverage and continued coverage of Indemnitee under IHM’s directors’ and officers’ liability insurance policies.

NOW, THEREFORE, in consideration of the premises and the covenants contained herein, IHM and Indemnitee do hereby covenant and agree as follows:

1.    Services by Indemnitee. Indemnitee agrees to serve as a director of IHM for so long as Indemnitee is duly elected or appointed or until Indemnitee, at any time and for any reason, resigns from such position.

2.    Indemnification — General. On the terms and subject to the conditions of this Agreement, IHM shall, to the fullest extent permitted by law (including laws of the State of Delaware), indemnify Indemnitee with respect to, and hold Indemnitee harmless from and against, Losses that may result from or arise in connection with Indemnitee’s Corporate Status. The indemnification obligations of IHM under this Agreement:

(a)    shall continue during the period that Indemnitee shall have Corporate Status with any iHeart Entity (including, without limitation, as a director of IHM) and shall continue thereafter (i) so long as Indemnitee may be subject to any possible Proceeding, whether or not pending at the time Indemnitee ceases to be a director of IHM (including any rights of appeal thereto) and (ii) throughout the pendency of any Proceeding (including any rights of appeal thereto) commenced by Indemnitee to enforce or interpret Indemnitee’s rights under this Agreement, even if, in either case, Indemnitee may have ceased to serve in such capacity at the time of any such Proceeding; and

(b)    include, without limitation, claims for monetary damages against Indemnitee in respect of any alleged breach of fiduciary duty, to the fullest extent permitted by law (including, if applicable, Section 145 of the Delaware General Corporation Law).

3.    Proceedings Other Than Proceedings by or in the Right of IHM. If by reason of Indemnitee’s Corporate Status Indemnitee was, is or is threatened to be made a party to, or a participant in, any Proceeding, other than a Proceeding by or in the right of IHM to procure a judgment in its favor, IHM shall, to the fullest extent permitted by law, indemnify Indemnitee with respect to, and hold Indemnitee harmless from and against, all Losses incurred by Indemnitee or on behalf of Indemnitee in connection with such Proceeding or any claim, issue or matter therein, if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in, or not opposed to, the best interests of IHM and, with respect to any criminal Proceeding, had no reasonable cause to believe Indemnitee’s conduct was unlawful.

4.    Proceedings by or in the Right of IHM. If by reason of Indemnitee’s Corporate Status Indemnitee was, is or is threatened to be made, a party to or a participant in any Proceeding by or in the right of IHM to procure a judgment in its favor, IHM shall, to the fullest extent permitted by law, indemnify Indemnitee with respect to, and hold Indemnitee harmless from and against, all Losses incurred by Indemnitee or on behalf of Indemnitee in connection with such Proceeding if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in, or not opposed to, the best interests of IHM; provided, however, that indemnification against such Losses shall be made in respect of any claim, issue or matter in such Proceeding as to which Indemnitee shall have been adjudged by a court of competent jurisdiction to be liable to IHM only if (and only to the extent that) the Court of Chancery of the State of Delaware or other court in which such Proceeding shall have been brought or is pending shall determine that despite such adjudication of liability and in light of all circumstances such indemnification may be made.

5.    Mandatory Indemnification in Case of Successful Defense. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of Indemnitee’s Corporate Status, a party to (or a participant in) and is successful, on the merits or otherwise, in defense of any Proceeding in whole or in part, including, without limitation, any Proceeding brought by or in the right of IHM, IHM shall, to the fullest extent permitted by law, indemnify Indemnitee with respect to, and hold Indemnitee harmless from and against, all Losses in connection therewith. If Indemnitee is not wholly successful in defense of such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, IHM shall, to the fullest extent permitted by law, indemnify Indemnitee against all Losses in connection with each successfully resolved claim, issue or matter. For purposes of this Section 5 and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, on substantive or procedural grounds, shall be deemed to be a successful result as to such claim, issue or matter.

6.    Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification by IHM for some or a portion of any Losses incurred by Indemnitee or on behalf of Indemnitee in connection with a Proceeding or any claim, issue or matter therein, but not, however, for the total amount thereof, IHM shall, to the fullest extent permitted by law, indemnify Indemnitee for that portion thereof to which Indemnitee is entitled.

7.    Indemnification for Additional Expenses Incurred to Secure Recovery or as Witness.

(a)    IHM shall, to the fullest extent permitted by law, indemnify Indemnitee with respect to, and hold Indemnitee harmless from and against, any and all Expenses, and, if requested by Indemnitee, shall (within twenty (20) calendar days of such request) advance such Expenses to Indemnitee that are actually and reasonably paid or incurred by Indemnitee in connection with any Proceeding brought by Indemnitee concerning (i) indemnification, reimbursement or advance payment of Expenses by IHM under this Agreement, any other agreement, the Certificate of Incorporation or By-laws of IHM as now or hereafter in effect relating to Indemnitee’s Corporate Status; and/or (ii) recovery under any directors’ and officers’ liability insurance policies maintained by any iHeart Entity. Notwithstanding anything in this section to the contrary, Indemnitee shall be required to reimburse IHM in the event that a final judicial determination is made by a court of competent jurisdiction that such action brought by Indemnitee was frivolous or in bad faith.

(b)    To the extent that Indemnitee is, by reason of Indemnitee’s Corporate Status, a witness or prospective witness in, required or subject to a demand or request to produce documents in or otherwise involuntarily involved in any Proceeding to which Indemnitee is not a party, IHM shall, to the fullest extent permitted by law, indemnify Indemnitee with respect to, and hold Indemnitee harmless from and against all Losses incurred by Indemnitee or on behalf of Indemnitee in connection therewith.

8.    Advancement of Expenses.

(a)    Indemnitee shall have the right to advancement by IHM, whether prior to or after the final disposition of any Proceeding by final adjudication to which there are no further rights of appeal, of any and all Expenses actually and reasonably paid or incurred by Indemnitee in connection with any Proceeding in which Indemnitee is a party (or in which the Indemnitee participates or is in any way involuntarily involved) by reason of Indemnitee’s Corporate Status. Indemnitee’s right to such advancement is absolute and shall not be subject to the satisfaction of any standard of conduct. Without limiting the generality or effect of the foregoing, within twenty (20) calendar days after the receipt by IHM of a statement or statements from Indemnitee requesting such advance or reimbursement from time to time (or, in the case of the following clause (i), at least five (5) calendar days prior to such time as the Expenses become due (so long as at least twenty (20) calendar days prior notice was given to IHM)) IHM shall, to the fullest extent permitted by law, take one of the following actions (as elected by IHM in its sole discretion): (i) advance to Indemnitee the amount sufficient to pay all such Expenses, (ii) pay such Expenses on behalf of Indemnitee or (iii) reimburse Indemnitee for such Expenses. In connection with any request for the advancement of Expenses, Indemnitee shall not be required to provide any documentation or information to the extent that the provision thereof would undermine or otherwise jeopardize attorney-client privilege or other similar privilege or immunity. Such advances, payments or reimbursements shall, in all events be unsecured and interest free.

(b)    Execution and delivery to IHM of this Agreement by Indemnitee constitutes an undertaking by Indemnitee to repay any amounts paid, advanced or reimbursed by IHM pursuant to this Section 8 in respect of Expenses relating to, arising out of or resulting from any Proceeding in respect of which it shall be determined, pursuant to Section 9, that Indemnitee is not entitled to be indemnified against such Expenses hereunder. Indemnitee’s undertaking to reimburse IHM for such advanced Expenses shall in all events be unsecured and interest free.

9.    Certain Agreements Related to Indemnification.

(a)    Notification of Proceedings. To obtain indemnification or any advancement of Expenses under this Agreement, Indemnitee agrees to notify IHM promptly upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter which would reasonably be expected to be subject to indemnification or advancement of Expenses covered hereunder; provided, however, that any failure of Indemnitee to so notify IHM shall not relieve IHM of any obligation that it may have to Indemnitee under this Agreement or otherwise, unless (and only to the extent that) IHM’s ability to participate in the defense of such Proceeding was materially and adversely affected by such failure.

(b)    Procedure upon Application for Indemnification. In order to obtain indemnification pursuant to this Agreement, Indemnitee shall submit to IHM a written request therefor, including in such request such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification following the final disposition of the Proceeding; provided, however, that Indemnitee shall not be required to provide any documentation or information to the extent that the provision thereof would undermine or otherwise jeopardize attorney-client privilege or other similar privilege or immunity. For the avoidance of doubt, it is understood and agreed that Indemnitee may submit multiple requests for indemnification of Losses in Indemnitee’s sole discretion, but will in no event be entitled to be indemnified for the same Loss more than once. Indemnification payments shall be made in accordance with the other terms of this Section 9 below.

(c)    Standard of Conduct Determination. Any determination with respect to whether Indemnitee has satisfied any applicable standard of conduct under Delaware law or other law that is a required condition to indemnification of Indemnitee hereunder against Losses relating to a Proceeding (a “Standard of Conduct Determination”) shall be made, if Indemnitee so requests in writing at the time notice of the matter is submitted to the Company, by a majority vote of the Disinterested Directors or a duly appointed committee of a subset of Disinterested Directors, even if less than a quorum of the Board; otherwise, the Standard of Conduct Determination shall be made by Independent Counsel, selected by Indemnitee, in a written opinion addressed to the Board, a copy of which shall be delivered to Indemnitee. If it is determined by a Standard of Conduct Determination that Indemnitee is entitled to indemnification, payment to Indemnitee shall be made within twenty (20) calendar days after such determination.

(d)    Making the Standard of Conduct Determination. IHM shall use its reasonable best efforts to cause any Standard of Conduct Determination required under Section 9(c) to be made as promptly as practicable. If the person, persons or entity empowered or selected to determine Indemnitee’s entitlement to indemnification has not made a determination within forty-five (45) calendar days after the later of (i) receipt by IHM of the request by Indemnitee for indemnification pursuant to Section 9(b), and (ii) the selection of Independent Counsel, if such determination is to be made by Independent Counsel, then the requisite determination of entitlement to indemnification shall be deemed to have been made, and Indemnitee, to the fullest extent not prohibited by law, shall be entitled to such indemnification, absent (A) a misstatement by Indemnitee intended to be a misstatement of a material fact, or an omission of a material fact by Indemnitee intended to be an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification; or (B) a final judicial determination that any or all such indemnification is expressly prohibited under applicable law; provided, however, that such forty-five (45) calendar day period may be extended for a reasonable time, not to exceed an additional thirty (30) calendar days, if the person, persons or entity making the determination with respect to entitlement to indemnification in good faith requires such additional time to obtain or evaluate documentation and/or information relating to such determination.

(e)    Payment of Indemnification. If, in regard to any Losses:

(i)    no determination of entitlement to indemnification is required by law as a condition to indemnification of Indemnitee hereunder (including, without limitation, indemnification pursuant to Sections 5 and 7(b)); or

(ii)    Indemnitee has been determined or deemed pursuant to Sections 9(c) or 9(d) to have satisfied the Standard of Conduct Determination,

then IHM shall pay to Indemnitee within five calendar days after the later of (A) the notification date set forth in Section 9(d) or (B) the earliest date on which the applicable criterion specified in clause (i) or (ii) is satisfied, an amount equal to such Losses.

(f)    Right to Designate Independent Counsel; Selection of. Indemnitee shall have the right to designate Independent Counsel consistent with, and in furtherance of, Sections

9(c), 9(d) and 9(i)(iv) of this Agreement. If Indemnitee invokes the right to designate Independent Counsel, Indemnitee shall give written notice to IHM advising it of the identity of the Independent Counsel so selected within two (2) business days after submission of the notice of such matter to the Company; provided, however, that if selected Independent Counsel declines the engagement, Indemnitee may re-notice new selected Independent Counsel on the same basis. IHM may, within five days after receiving written notice of selection from Indemnitee, deliver to Indemnitee a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not satisfy the criteria set forth in the definition of “Independent Counsel” in Section 14, and the objection shall set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person or firm so selected shall act as Independent Counsel. If such written objection is properly and timely made, (i) the Independent Counsel so selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court has determined that such objection is without merit; and (ii) Indemnitee may, at Indemnitee’s option, select an alternative Independent Counsel and give written notice to IHM advising it of the identity of the alternative Independent Counsel so selected, in which case the provisions of the two immediately preceding sentences, the introductory clause of this sentence and clause (i) of this sentence shall apply to such subsequent selection and notice. If applicable, the provisions of clause (ii) of the immediately preceding sentence shall apply to successive alternative selections. If no Independent Counsel that is permitted under the foregoing provisions of this Section 9(f) to make the determination shall have been selected within 20 calendar days after Indemnitee gives its initial notice, either IHM or Indemnitee may petition the Court of Chancery of the State of Delaware to resolve any objection which shall have been made by IHM to Indemnitee’s selection of Independent Counsel and/or to appoint as Independent Counsel a person to be selected by the Court or such other person as the Court shall designate, and the person or firm with respect to whom all objections are so resolved or the person or firm so appointed shall act as Independent Counsel. In all events, IHM shall pay on a timely basis all of the reasonable fees and expenses of the Independent Counsel incurred in connection with the Independent Counsel’s determination pursuant to Section 9(c).

(g)    Indemnitee’s Cooperation with the Determination. IHM shall promptly advise Indemnitee in writing of any Standard of Conduct Determination that Indemnitee is or is not entitled to indemnification, including a description of any reason or basis for which indemnification has been denied. Indemnitee shall reasonably cooperate with the person, persons or entity making such determination with respect to Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information that is not subject to attorney-client privilege or other similar privilege or immunity or otherwise protected from disclosure and that is reasonably available to Indemnitee and reasonably necessary to such determination. Any costs or Expenses (including attorneys’ fees and disbursements) incurred by Indemnitee in so cooperating with the person, persons or entity making the Standard of Conduct Determination shall be borne by IHM (irrespective of the determination as to Indemnitee’s entitlement to indemnification), and IHM hereby indemnifies and agrees to hold Indemnitee harmless therefrom.

(h)    Indemnitee’s Entitlement to Indemnification. If a determination is made pursuant to Section 9(c) of this Agreement that Indemnitee is not entitled to indemnification under this Agreement, or that Indemnitee is not entitled to be reimbursed for expenses for separate legal counsel under Section 9(i)(iv) of this Agreement, then Indemnitee may petition the Court of Chancery of the State of Delaware to adjudicate Indemnitee’s entitlement to such indemnification or expense reimbursement due hereunder. IHM shall pay any and all Expenses reasonably incurred by or on behalf of Indemnitee in connection with the investigation and resolution of such issues, and Indemnitee shall be entitled to have such Expenses, including expenses under Section 9(i)(iv) of this Agreement, advanced by IHM in accordance with Section 8 of this Agreement. If a determination is made pursuant to Section 9(c) of this Agreement that Indemnitee is entitled to indemnification under this Agreement or pursuant to Section 9(i)(iv) of this Agreement that Indemnitee is entitled to reimbursement for expenses for separate legal counsel, then IHM shall be bound by such determination, including in any Proceeding. No determination by IHM (including by its directors or any Independent Counsel) that Indemnitee has not satisfied any applicable standard of conduct may be used as a defense to any Proceedings brought by Indemnitee to secure indemnification or reimbursement or advance payment of Expenses (including expenses for separate legal counsel under Section 9(i)(iv) of this Agreement) by IHM hereunder or create a presumption that Indemnitee has not met an applicable standard of conduct, if any should apply.

(i)    Defense of Proceedings. IHM shall be entitled to participate in the defense of any Proceeding at its own expense and, except as otherwise provided below, to the extent IHM so wishes, it may assume the defense thereof with counsel reasonably satisfactory to Indemnitee. After notice from IHM to Indemnitee of its election to assume the complete defense of any such Proceeding, IHM shall not be liable to Indemnitee under this Agreement or otherwise for any Expenses subsequently directly incurred by Indemnitee in connection with Indemnitee’s defense of such Proceeding other than as otherwise provided below. Indemnitee shall have the right to employ its own legal counsel in such Proceeding as to which IHM has assumed the complete defense, but all Expenses related to such counsel incurred after notice from IHM of its assumption of the defense shall be at Indemnitee’s own expense; provided, however, that if (i) Indemnitee’s employment of its own legal counsel has been authorized by IHM, (ii) Indemnitee has reasonably determined that there may be a conflict of interest between Indemnitee and IHM in the defense of such Proceeding, (iii) the use of counsel chosen by IHM to represent the Indemnitee would present such counsel with an actual or potential conflict of interest, (iv) after a Change in Control, Indemnitee’s employment of its own counsel has been approved by the Independent Counsel, (v) IHM shall not in fact have employed counsel to assume the defense of such Proceeding or (vi) Indemnitee may have defenses not available to IHM, then Indemnitee shall be entitled to retain its own separate counsel (but not more than one law firm plus, if applicable, local counsel in respect of any such Proceeding) and all Expenses related to such separate counsel shall be borne by IHM.

(j)    Settlement of Proceedings. IHM shall not, without the prior written consent of Indemnitee, settle, or consent to the settlement of, any claim or Proceeding to which the Indemnitee is or would reasonably be expected to be a party unless such settlement (i) includes a release of the Indemnitee from liability on all claims that are brought in such Proceeding or could be brought based on such claims, (ii) requires no admission of wrongdoing by Indemnitee or related to Indemnitee, (iii) allows for an affirmative denial of wrongdoing or liability by Indemnitee and (iv) would impose no Losses on Indemnitee. IHM shall not be liable to Indemnitee under this Agreement for any amounts paid in settlement of any threatened or pending Proceeding effected by Indemnitee without IHM’s prior written consent, which shall not be unreasonably withheld.

(k)    Presumption and Defenses.

(i)    Reliance as a Safe Harbor; No Other Presumptions. The parties intend and agree that, to the fullest extent permitted by law, in connection with any claim of or determination with respect to entitlement to indemnification under this Agreement, including in any court, (i) it shall be presumed that Indemnitee is so entitled, including, if applicable, that Indemnitee has satisfied the applicable Standard of Conduct Determination, and any iHeart Entity or any other person or entity challenging such entitlement shall have the burden of proof by clear and convincing evidence to overcome that presumption in connection with the making by any person, persons or entity, including any court, of any determination contrary to that presumption and seeking to establish that Indemnitee is not so entitled and (ii) the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not meet any applicable Standard of Conduct Determination or have any particular belief, or that indemnification hereunder is otherwise not permitted. For purposes of this Agreement, and without creating any presumption as to a lack of good faith if the following circumstances do not exist: (A) Indemnitee shall be deemed to have acted in good faith and in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of the applicable iHeart Entity, and, with respect to any criminal action or proceeding, had reasonable cause to believe that Indemnitee’s conduct was lawful, if Indemnitee’s action is based on the Indemnitee’s good faith reliance on (1) the records or books of account of any iHeart Entity, including financial statements; (2) information supplied to Indemnitee by the officers, employees, or committees of the board of directors of any iHeart Entity; (3) the advice of legal counsel, financial advisors or certified public accountants for any iHeart Entity, the Board, any committees of the Board or of the board of directors (or committee thereof) of any iHeart Entity or of legal counsel, financial advisors or certified public accountants for Indemnitee; or (4) information or records given in reports made available to any iHeart Entity by an independent certified public accountant or by an appraiser or other expert or advisor selected by any iHeart Entity or Indemnitee; and (B) the knowledge and/or actions, or failure to act, of any director, officer, agent or employee of any of the iHeart Entities or relevant enterprises shall not be imputed to Indemnitee in a manner that limits or otherwise adversely affects Indemnitee’s rights hereunder. The provisions of this clause (k) shall not be deemed to be exclusive or to limit in any way the other circumstances in which Indemnitee may be deemed to have met any standard of conduct applicable to Indemnitee’s entitlement to indemnification pursuant to this Agreement.

(ii)    Defense to Indemnification and Burden of Proof. It shall be a defense to any action brought by Indemnitee against IHM to enforce this Agreement (other than an action brought to enforce a claim for Losses incurred in defending against a Proceeding in advance of its final disposition) that it is not permissible under applicable law for IHM to indemnify Indemnitee for the amount claimed. In connection with any such action or any related Standard of Conduct Determination, IMH shall have the burden of proving by clear and convincing evidence that such a defense applies, including, if pertinent, that Indemnitee did not satisfy the applicable Standard of Conduct Determination.

10.    Other Rights of Recovery; Insurance; Subrogation, etc.

(a)    The rights of indemnification and to receive advancement of Expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, under the iHeart Entities’ Certificates of Incorporation or By-Laws, or under any other agreement, vote of stockholders or resolution of directors of any iHeart Entity, or otherwise. Indemnitee’s rights under this Agreement are present contractual rights that fully vest upon Indemnitee’s first service as a director of IHM. No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in Indemnitee’s Corporate Status prior to such amendment, alteration or repeal. To the extent that a change in the General Corporation Law of the State of Delaware (or other applicable law), whether by statute or judicial decision, permits greater indemnification or advancement of Expenses than would be afforded currently under the iHeart Entities’ Certificates of Incorporation or By-Laws or this Agreement, it is the intent of the parties hereto that Indemnitee enjoy by this Agreement the greater benefits so afforded by such change. For the avoidance of doubt, unless prohibited by law, no change in Delaware law (whether by statute, judicial decision or otherwise) shall have the effect of reducing the benefits available to the Indemnitee hereunder based on Delaware law as in effect on the date hereof or as such benefits may improve as a result of amendments after the date hereof. No right or remedy herein conferred to or for the benefit of Indemnitee is intended to be exclusive of any other right or remedy available to Indemnitee, and every such other right and remedy shall be cumulative and in addition to every other right and remedy of Indemnitee given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent Indemnitee’s concurrent or subsequent assertion or employment of any other right or remedy.

(b)    During the time period Indemnitee serves any iHeart Entity in a Corporate Status, and thereafter for so long as Indemnitee shall be subject to any pending Proceeding, IHM shall use commercially reasonable efforts (taking into account the scope and amount of coverage available relative to the cost thereof) continue to maintain in full force and effect customary directors’ liability insurance that shall be provided by an insurance company that has a rating of at least “A” by A.M. Best Company, Inc. Such insurance policies shall have coverage terms and policy limits at least as favorable to Indemnitee as the insurance coverage provided to any other director or officer of IHM. If IHM has such insurance in effect at the time IHM receives from Indemnitee any notice of commencement of a Proceeding, IHM shall give prompt notice of the commencement of such Proceeding to the insurers in accordance with the procedures set forth in the policy. IHM shall thereafter use reasonable best efforts to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such Proceeding in accordance with the terms of such policy.

(c)    In the event of any payment by IHM under this Agreement, IHM shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee against any other iHeart Entity, and Indemnitee hereby agrees, as a condition to obtaining any advancement or indemnification from IHM, to assign all of Indemnitee’s rights to obtain from such other iHeart Entity such amounts to the extent that they have been paid to or for the benefit of Indemnitee as advancement or indemnification under this Agreement and are adequate to indemnify Indemnitee with respect to the costs, Expenses or other items to the full extent that Indemnitee is entitled to indemnification or other payment hereunder; and Indemnitee shall (upon request by IHM) execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable IHM to bring suit or enforce such rights; provided, however, the Indemnitee shall not be required to take any action that may have the effect of waiving any applicable attorney-client privilege, or other similar privilege or immunity. IHM shall pay or reimburse all expenses actually and reasonably incurred by Indemnitee in connection with such subrogation.

(d)    IHM shall not be liable under this Agreement to pay or advance to Indemnitee any Losses if and to the extent that Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement, IHM’s Certificate of Incorporation, By-laws or other indemnity provisions or otherwise.

(e)    IHM’s obligation to indemnify or advance Expenses hereunder to Indemnitee in respect of or relating to Indemnitee’s service at the request of IHM as a director, officer, employee, fiduciary, representative, partner or agent of any other iHeart Entity shall be reduced by any amount Indemnitee has actually received as payment of indemnification or advancement of Expenses from such other iHeart Entity, except to the extent that such indemnification payments and advance payment of Expenses when taken together with any such amount actually received from other iHeart Entities or under director and officer insurance policies maintained by one or more iHeart Entities are inadequate to fully pay all costs, Expenses or other items to the full extent that Indemnitee is entitled to indemnification or other payment hereunder.

11.    Employment Rights; Successors; Third Party Beneficiaries.

(a)    This Agreement shall not be deemed an employment contract between IHM (or one or more iHeart Entities) and Indemnitee. Indemnitee specifically acknowledges that Indemnitee’s service to IHM or any of the other iHeart Entities is at will and Indemnitee may be discharged at any time for any reason, with or without cause, except as may be otherwise provided in any written employment agreement between Indemnitee and IHM (or any of the other iHeart Entities), other applicable formal severance policies duly adopted by the Board or, with respect to service as a director of IHM, by IHM’s Certificate of Incorporate or By-laws, or Delaware law.

(b)    This Agreement shall be binding upon IHM and its successors and assigns and shall inure to the benefit of Indemnitee and Indemnitee’s heirs, executors and administrators. IHM shall require and cause any successor(s) (whether directly or indirectly, whether in one or a series of transactions, and whether by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of IHM and/or its subsidiaries (on a consolidated basis), to assume and agree to perform this Agreement in the same manner and to the same extent that IHM would be required to perform if no such succession had taken place; provided, however, that no such assumption shall relieve IHM from its obligations hereunder and any obligations shall thereafter be joint and several. This Agreement shall continue in effect in accordance with its terms regardless of whether the Indemnitee continues to serve as a director or officer of the IHM and/or on behalf of or at the request of IHM as a director, officer, employee or agent (which, for purposes hereof, shall include a trustee, fiduciary, partner or manager or similar capacity) of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise. Neither this Agreement nor any duties or responsibilities pursuant hereto may be assigned by IHM to any other person or entity without the prior written consent of the Indemnitee, whose consent may not be unreasonably withheld.

12.    Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; (b) such provision or provisions shall be deemed reformed to the extent necessary to conform to applicable law and to give the maximum effect to the intent of the parties hereto; and (c) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby.

13.    Exception to Right of Indemnification or Advancement of Expenses. Except as provided in this Agreement or as may otherwise be agreed by IHM, Indemnitee shall not be entitled to indemnification or advancement of Expenses under this Agreement with respect to:

(a)    any Proceeding brought by Indemnitee (other than a Proceeding by Indemnitee (i) to enforce Indemnitee’s rights under this Agreement or (ii) the bringing of such Proceeding or making of such claim shall have been approved by the Board);

(b)    a final determination by a court of competent jurisdiction, not subject to appeal, that such indemnification is prohibited by applicable law;

(c)    the disgorgement of profits arising from the purchase or sale by Indemnitee of securities of IHM in violation of Section 16(b) of the Exchange Act, or any similar successor statute; or

(d)    Indemnitee’s reimbursement to IHM of any bonus or other incentive-based or equity-based compensation previously received by Indemnitee or payment of any profits realized by Indemnitee from the sale of securities of IHM, as required in each case under the Exchange Act (including any such reimbursements under Section 304 of the Sarbanes-Oxley Act of 2002 in connection with an accounting restatement of IHM or the payment to IHM of profits arising from the purchase or sale by Indemnitee of securities in violation of Section 306 of the Sarbanes-Oxley Act).

14.    Definitions. For purposes of this Agreement:

(a)    “Beneficial Owner” or “Beneficial Ownership” has the meanings set forth in Rule 13d-3 promulgated under the Exchange Act (as hereinafter defined) as in effect on the date hereof.

(b)    “Board” has the meaning set forth in the Recitals to this Agreement.

(c)    “Certificate of Incorporation” means, with respect to any entity, its certificate of incorporation, articles of incorporation or similar governing document, as amended and in effect on the date hereof, unless IHM and Indemnitee agree otherwise.

(d)    “Change in Control” means any of the following events:

(i)    Any “person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Exchange Act) obtains, directly or indirectly, Beneficial Ownership of shares (together with shares of which such person then has Beneficial Ownership) representing at least thirty percent (30%) of the total voting power of the Voting Stock (as hereinafter defined);

(ii)    Consummation by IHM, in a single transaction or series of related transactions, of (A) a merger, reorganization or consolidation involving IHM if the stockholders of IHM immediately prior to such merger, reorganization or consolidation do not, in respect of the IHM shares then beneficially owned by them, own, directly or indirectly, immediately following such merger or consolidation, at least a majority of the total voting power of the outstanding voting securities of the entity resulting from such merger, reorganization or consolidation or (B) a sale, conveyance, lease, license, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets or earning power of IHM;

(iii)    During any period of twenty four (24) consecutive calendar months, not including any period prior to the execution of this Agreement, individuals who at the beginning of such period constituted the Board (including for this purpose any new directors whose election by the Board or nomination for election by IHM’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved) (the “incumbent Board”) cease for any reason to constitute at least a majority of the Board, but excluding, for purposes of the foregoing parenthetical, any such individual whose initial assumption of office occurs as a result of an actual or threatened proxy contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as used in Section 13(d) of the Exchange Act), in each case, other than the Board, unless and until such individual is elected to the Board at an annual meeting of IHM occurring after the date such individual initially assumed office, so long as such election occurs pursuant to a nomination approved by a vote of a majority of directors then comprising the incumbent Board, which nomination is not made pursuant to a contractual obligation; or

(iv)    The stockholders of IHM approve a plan of complete liquidation or dissolution of IHM or an agreement for the sale or disposition by IHM of all or substantially all of IHM’s assets.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to occur solely because a majority or more of the total voting power of the Voting Stock is acquired by (A) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by IHM or any of its subsidiaries or (B) any corporation that, immediately prior to such acquisition, is owned directly or indirectly by the stockholders of IHM in the same proportion as their ownership of stock in IHM immediately prior to such acquisition.

(e)    “Corporate Status” means the status of a person in his or her capacity as a director or officer of or holder of another similar position with IHM or any other iHeart Entity (including, without limitation, one who serves at the request of IHM as a director, officer, employee, partner, representative, fiduciary, agent or in any similar capacity of any iHeart Entity).

(f)    “Disinterested Director” means a director of IHM who is not (at the time of the vote) and was not a party to the Proceeding in respect of which indemnification is sought by Indemnitee.

(g)    “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(h)    “Expenses” means all reasonable costs, fees and expenses and shall specifically include all reasonable attorneys’ fees, retainers, legal research costs, translation costs, court costs, transcript costs, fees and costs of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending or investigating (or preparing to prosecute, defend or investigate), being or preparing to be a witness, in, or otherwise participating in (including on appeal), a Proceeding, including, but not limited to, the premium for appeal bonds, attachment bonds or similar bonds and all interest, assessments and other charges paid or payable in connection with or in respect of any such Expenses. Expenses shall also include, for purposes of Section 7(a) only, Expenses incurred by Indemnitee in connection with the interpretation, enforcement or defense of Indemnitee’s rights under this Agreement, by litigation or otherwise. Expenses, however, shall not include amounts paid in settlement by Indemnitee or the amount of judgments or fines against Indemnitee. Should any payment by IHM under this Agreement be determined to be subject to any federal, state or local income or excise tax, “Expenses” shall also include such amounts as are necessary to place Indemnitee in the same after-tax position (after giving effect to all applicable taxes) as Indemnitee would have been in had no such tax been determined to apply to such payments. Expenses, however, shall not include amounts paid in settlement by Indemnitee or the amount of judgments or fines against Indemnitee.

(i)    “iHeart Entity” means IHM, any of its subsidiaries and controlled affiliates, and any other corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise with respect to which Indemnitee serves as a director, officer, employee, partner, representative, fiduciary or agent, or in any similar capacity, at the request of IHM.

(j)    “Independent Counsel” means a law firm, a member of a law firm or an independent legal practitioner that is experienced in matters of corporation law and neither contemporaneously is, nor in the five (5) years theretofore has been, retained to represent (i) IHM or Indemnitee in any matter material to either such party (other than as Independent Counsel under this Agreement or similar agreements) or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either IHM or Indemnitee in an action to determine Indemnitee’s rights under this Agreement.

(k)    “Losses” means, in connection with investigating, defending, being a witness in, participating in or otherwise being involuntarily involved in (including on appeal), or preparing to investigate, defend, be a witness, participate or otherwise be involuntarily involved in, any Proceeding, any and all Expenses, damages, losses, liabilities, judgments, fines, penalties (whether civil, criminal or other), ERISA excise taxes, amounts paid or payable in settlement, and any interest, assessments and all other related charges.

(l)    “Proceeding” includes any actual, threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation (whether formal or informal), inquiry, administrative hearing or any other actual, threatened, pending or completed proceeding, whether brought by or in the right of IHM or otherwise and whether civil, criminal, administrative or investigative in nature, in which Indemnitee was, is, may be or will be involved as a party, witness or otherwise, by reason of Indemnitee’s Corporate Status or by reason of any action taken by Indemnitee or of any inaction on Indemnitee’s part while acting as director or officer of any iHeart Entity (in each case whether or not Indemnitee is acting or serving in any such capacity or has such status at the time any Loss is incurred for which indemnification or advancement of Expenses can be provided under this Agreement).

(m)    “Standard of Conduct Determination” has the meaning set forth in Section 9(c).

(n)    “to the fullest extent permitted by law” means to the fullest extent permitted by applicable law in effect on the date hereof, and to such greater extent as applicable law may hereafter from time to time permit.

(o)    “Voting Stock” means the shares of all classes of the then-outstanding capital stock of IHM entitled to vote generally in the election of directors.

15.    Construction. Whenever required by the context, as used in this Agreement all references to “including” shall be non-limiting, the singular number shall include the plural, the plural shall include the singular, and all words herein in any gender shall be deemed to include (as appropriate) the masculine, feminine and neuter genders.

16.    Reliance; Integration.

(a)    IHM expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on it hereby in order to induce Indemnitee to serve or continue to serve as a director of IHM, and IHM acknowledges that Indemnitee is relying upon this Agreement in serving or continuing to serve as a director of IHM.

(b)    This Agreement constitutes the entire agreement between IHM and Indemnitee with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between IHM and Indemnitee with respect to the subject matter hereof; provided, however, that nothing herein is intended or shall be construed to limit any rights that Indemnitee may have under any other agreement or instrument (including, without limitation, any charter, bylaw or other governing document of, or any indemnification agreements with, any iHeart Entity).

17.    Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

18.    Notice Mechanics. All notices, requests, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given if (a) delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed, (b) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed, or (c) delivered via e-mail so long as such notice shall also have also been provided by either (a) or (b) hereunder within one (1) business day thereafter:

(a)    If to Indemnitee to:

Email:

with a copy to:

[•]

[•]

Attn: [•]

Email:

(b)    If to IHM, to:

iHeartMedia, Inc.

20880 Stone Oak Parkway

San Antonio, TX 78258

Attn: Legal Department

Email:

with a copy to:

Brian Wolfe

Kirkland & Ellis

300 North LaSalle Chicago, IL 60654

Email:brian.wolfe@kirkland.com

or to such other address as may have been furnished (in the manner prescribed above) as follows: (a) in the case of a change in address for notices to Indemnitee, furnished by Indemnitee to IHM and (b) in the case of a change in address for notices to IHM, furnished by IHM to Indemnitee.

19.    Contribution. To the fullest extent permitted by law, if the indemnification provided for in this Agreement is unavailable to Indemnitee for any reason whatsoever, IHM, in lieu of indemnifying Indemnitee, shall contribute to the amount incurred by Indemnitee, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for reasonably incurred Expenses, in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect (a) the relative benefits received by IHM and Indemnitee as a result of the event(s) and/or transaction(s) giving cause to such Proceeding; and/or (b) the relative fault of IHM (and its other directors, officers, employees and agents) and Indemnitee in connection with such event(s) and/or transaction(s).

20.    Specific Performance, Etc. The parties recognize that if any provision of this Agreement is violated, the parties hereto may be without an adequate remedy at law. Accordingly, in the event of any such violation by a party, the other party shall be entitled, if it so elects, to institute proceedings, either in law or at equity, to obtain damages, to enforce specific performance, to enjoin such violation, or to obtain any relief or any combination of the foregoing as the Indemnitee may elect to pursue.

21.    Period of Limitations. No legal action shall be brought and no cause of action shall be asserted by or in the right of IHM in connection with Indemnitee’s Corporate Status against the Indemnitee or the Indemnitee’s spouse, heirs, executors or personal or legal representatives after the expiration of two years from the date of accrual of such cause of action, and any claim or cause of action of IHM shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such two-year period; provided, however, that if any shorter period of limitations is otherwise applicable to any such cause of action such shorter period shall govern.

22.    Governing Law; Submission to Jurisdiction. This Agreement and the legal relations among the parties shall, to the fullest extent permitted by law, be governed by, and construed and enforced in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed in such state without giving effect to the principles of conflict of laws. IHM and Indemnitee hereby irrevocably and unconditionally (a) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the Court of Chancery of the State of Delaware, or, if the Court of Chancery shall determine that it lacks subject matter jurisdiction, a Delaware federal court of competent jurisdiction (the “Delaware Court”), and not in any other state or federal court in the United States of America or any court in any other country, (b) consent to submit to the exclusive jurisdiction of the Delaware Court for purposes of any action or proceeding arising out of or in connection with this

Agreement, (c) waive any objection to the laying of venue of any such action or proceeding in the Delaware Court, and (d) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Delaware Court has been brought in an improper or otherwise inconvenient forum.

23.    Headings. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

24.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

IHEARTMEDIA, INC.

By:
Name:	Paul M. McNicol
Title:	Executive Vice President

INDEMNITEE:

[•]

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